MASTER OUTSOURCING
CONTRACT MANUFACTURING AGREEMENT

This Master Outsourcing Contract Manufacturing Agreement (the "Agreement") is effective August 25, 2020,

BETWEEN:	**Eco Innovation Group, Inc.** (the " Manufacturer"), a company organized and existing under the laws of the State of Nevada, with its head office located at: 50 WEST LIBERTY STREET SUITE 880, Reno, NV, 89501, USA
AND:	**ECO-GEN Energy, Inc.** (the "Buyer"), a company organized and existing under the laws of the State of Nevada, with its head office located at: 16525 Sherman Way, #C-1 Van Nuys, CA 91406, USA

1. PURPOSE OF AGREEMENT

Formalize the agreements made regarding services and products between Buyer and MANUFACTURER

2. SERVICES

Manufacturer will produce products for Buyer on a Turnkey basis. Initially, services will cover one of the JB-2Ms JouleBox® power plants, as per the attached price sheets. However, this may be extended.

Specific services will be:

- ✓ Payment, Receipt and Management of master materials
- ✓ Supply base management
- ✓ Production (both components & finished goods)
- ✓ Delivery
- ✓ Inventory Management
- ✓ Financial Services
- ✓ Quality and Services Level Agreements will be based on mutual agreement.

3. DELIVERY

Manufacturer shall deliver the Services in line with the agreed service levels to Buyer.

4. ACCEPTANCE OF SERVICES

Buyer may reject the Services if they do not comply with the specification set out by Buyer. The Services are deemed to be accepted if Manufacturer does not receive a notification within thirty (30) business days after delivery to Buyer or its customers.

5. PAYMENT AND PRICING

Buyer will compensate Manufacturer for all Services rendered in accordance with the rates specified in the Schedule A. Unless otherwise agreed, prices shall exclude transport, insurance, sales taxes and Import duties (if applicable) to Buyer' designated delivery address.

Manufacturer will invoice Buyer based on actual shipments that have been performed.

Payments will be due in US Dollar (US$) within thirty (30) days after delivery, or when agreed after delivery of installments or the receipt of invoice by Buyer, which ever is later. Manufacturer shall invoice Buyer indicating the performed services in US Dollar (US$) with reference to this Agreement.

Buyer shall be entitled to deduct from or set off against any sums which Buyer may be liable to pay to Manufacturer any amounts owed by Manufacturer, its affiliated entities, subsidiaries or successors in interest.

6. WARRANTY

Manufacturer warrants providing the Services with due diligence and care in accordance with the specifications set by Buyer. Should Manufacturer not supply the Services as agreed or should the Services become defective within twelve (12) months from their delivery to Buyer, Buyer may at its option require Manufacturer to complete or re-perform the Services within a reasonable period of time, rescind the contract or refuse payment of the compensation in part or in total, notwithstanding any damage claims.

7. INDEMNITY

Manufacturer shall reimburse Buyer and hold Buyer harmless from any liabilities or obligations imposed upon Buyer resulting directly or indirectly from Manufacturer's or its employees or agents activities under this Agreement.

8. LIABILITY

Either party shall be liable for failure or delay in performance of its duties under this Agreement except for reasons beyond such party's reasonable control. Manufacturer shall not be liable for indirect or consequential damages unless caused by intention or gross negligence.

9. CONFIDENTIALITY

Both parties shall take reasonable precautions to preserve in strict confidence any confidential or proprietary information obtained by them, their agents or employees concerning the business, products, equipment or services of the other party, including without limitation, trade secrets. Such reasonable precautions shall include exercising precautionary measures designed to preserve the secrecy of such information and to prevent its disclosure to third parties, except following prior consent of the other party, with such precautions being at least equivalent to those taken by each party with respect to its own

confidential information.

10. PATENTS AND COPYRIGHT

Manufacturer warrants that the Services supplied to Buyer will not infringe any third parties' intellectual property rights. Manufacturer will defend and indemnity Buyer against a claim that the Services supplied hereunder infringe a patent or copyright and will pay resulting costs and damages provided that Buyer (i) promptly informs Manufacturer in writing of the claim and (ii) gives Manufacturer sole control of the defense and all related settlement negotiations. Manufacturer will either procure the right for Buyer to continue using the Services or replace or modify them so that they become non-infringing or accept return of the Services for a credit equal to the price paid by Buyer.

11. COPYRIGHT AND COPYRIGHT LICENSE

Buyer hereby grants Manufacturer the rights to copy in printed or electronic form the master materials according to the forecasted numbers given to Manufacturer by Buyer.

12. TERM AND TERMINATION

This Agreement shall be valid for an indefinite period.

Both parties may terminate the Agreement with immediate effect

- ✓ of either party breaches a material term of the Agreement
- ✓ in case of a merger or change of key management or control
- ✓ in case of bankruptcy or similar.

Buyer may terminate this agreement without cause by giving ninety (90) days written notice to MANUFACTURER.

13. GOVERNING LAW

Any lawsuit relating to any matter arising under this Agreement may be initiated in a State/Provincial or Federal Court located in Nevada or in any court in the United States having jurisdiction over the matter.

14. INSURANCE

Manufacturer shall at its own expense obtain and maintain with an insurer adequate insurance coverage in respect of any Buyer property under the care, custody or control of Manufacturer. Manufacturer shall immediately notify Buyer in writing of any theft, loss or damage to any Buyer property and shall indemnify Buyer in respect of the same.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Eco Innovation Group, Inc. (MANUFACTURER)

Authorized Signature

Julia Otey-Raudes, CEO
Print Name and Title

ECO-GEN Energy, Inc. (BUYER)

Authorized Signature

Paul B. Delanoe, Executive Vice President
Print Name and Title

Schedule A

For services rendered in Section 2 of this Agreement, Manufacturer shall bill and be paid by Buyer the Cost of Goods, including services, plus fifteen percent (15%).